Exhibit 10.32

No Deferral

WYETH

RESTRICTED STOCK GRANT AGREEMENT

UNDER 1994 RESTRICTED STOCK
PLAN FOR NON-EMPLOYEE DIRECTORS
DATED: [ , 2007]
NUMBER OF SHARES OF RESTRICTED
STOCK: 800

Under the terms and conditions of this Agreement and of the 1994 Restricted Stock Plan for Non-Employee Directors of Wyeth (“Plan”), a copy of which has been delivered to you and is made a part hereof, the Company hereby grants to the Director named above the number of shares of Restricted Stock specified above. Except as provided herein, the terms used in this Agreement shall have the same meanings as in the Plan.

1. Rights of Stockholder. During the Restricted Period, subject to the restrictions of this Agreement and the Plan, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Stock including the right to vote such stock and to receive dividends paid thereon.

2. Non-Transferable. A stock certificate representing the number of shares of Restricted Stock granted hereby shall be registered in your name but shall be held in custody by the Company for your account. You shall not be entitled to delivery of the certificate until the first business day of the month following the expiration of the Restricted Period and, during the Restricted Period, you may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Stock.

3. Removal of Restrictions. The restrictions set forth in this Agreement shall lapse on completion of at least (5) five years of service from the date of the initial grant to you of Restricted Stock under the Plan or the events specified in Sections 4 (b)(ii) and 4(b)(iii) of the Plan, whichever occurs first.

4. Payment of Restricted Stock. Subject to the provisions of the Plan, at the end of the Restricted Period, a stock certificate for the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered to you, free of all such restrictions, subject to any applicable withholding requirements.

5. Miscellaneous. This Agreement may not be amended except in writing and neither the existence of the Plan nor this grant shall create any obligation on the part of the Board to nominate any Director for re-election by the Company’s stockholders, nor confer upon any Director the right to remain a member of the Board of Directors. In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

6. Compliance With Applicable Law. This Agreement shall be governed by the laws of the State of Delaware and in accordance with such federal laws as may be applicable. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be delivered any certificates evidencing shares to be delivered pursuant to this grant, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations or requirements of any governmental authority or national securities exchange. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation.

WYETH

By:

Accepted and agreed to:

Name (please print)		Social Security Number

Signature		Date of Birth